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                                                                  EXHIBIT 11.1
                             ADFLEX SOLUTIONS, INC.

           EXHIBIT (11.1) - COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                 Three Months Ended    Six Months Ended
                                                      June 30,             June 30,
                                                  ----------------     ----------------
                                                   1997      1996       1997      1996
                                                  ------    ------     ------    ------
Net income (loss)                                 $1,880    $ (660)    $2,752    $  179
                                                  ======    ======     ======    ======
WEIGHTED AVERAGE SHARES:

    Common shares outstanding                      8,682     8,579      8,674     8,555
    Common equivalent shares representing
        shares issuable upon exercise of stock
        options (1)                                  118        --        110        64
                                                  ------    ------     ------    ------
             Total weighted average shares -
                 primary                           8,800     8,579      8,784     8,619
                                                  ======    ======     ======    ======
             Total weighted average shares -
                 fully diluted                     8,800     8,579      8,784     8,619
                                                  ======    ======     ======    ======
Primary net income (loss) per common and
    common equivalent share                       $  .21    $ (.08)    $  .31    $  .02
                                                  ======    ======     ======    ======
Fully diluted net income(loss) per common
    and common equivalent share                   $  .21    $ (.08)    $  .31    $  .02
                                                  ======    ======     ======    ======

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(1) Amount calculated using the treasury stock method and fair market values for stock.